EXHIBIT 21.1

Jack Henry & Associates, Inc. Subsidiaries

Name	State/Country of Incorporation
Goldleaf Insurance, LLC	Tennessee
JHA Payment Solutions, Inc.	Washington
Towne Services, Inc.	Georgia
iPay Technologies, LLC	Kentucky
Profitstars, LLC	Missouri
JHA Money Center, Inc.	Missouri